Exhibit 99.1

Hecla Reports Third Quarter 2016 Results

Higher silver and gold production; Record sales

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--November 8, 2016--Hecla Mining Company (NYSE:HL) today announced third quarter financial and operating results.

THIRD QUARTER HIGHLIGHTS AND SIGNIFICANT ITEMS (compared to Q3 2015)

  Net income applicable to common shareholders of $25.7 million, or $0.07 per share.
  Sales of $179.4 million, up 71%, a record.
  Adjusted EBITDA of $75.2 million, up 323%.1
  Cash provided by operating activities of $87.0 million, up 225%. Includes $16 million of insurance proceeds for the Troy Mine reclamation.
  Free cash flow of $27.7 million, up $38 million.2
  Total silver production of 4.3 million ounces, up 67%.
  Gold production of 52,126 ounces, up 19%.
  Silver equivalent production of 10.3 million ounces, up 17%.3
  Last 12 months net loss of $13.7 million and adjusted EBITDA of $234 million.1
  Net debt/adjusted EBITDA (last 12 months) of 1.4x, a 49% decline.1,4
  Cash and cash equivalents and short-term investments of $192.4 million at September 30, 2016, up $33 million over the second quarter.
  Completed the acquisition of the Montanore project, located near the Rock Creek project.
  Reduced estimate for 2016 cash cost, after by-product credits, per silver ounce to $4.00 and increased estimate for 2016 cash cost, after by-product credits, per gold ounce to $750.5

"Hecla's quarterly production growth, record sales, cash provided by operating activities of $87 million and free cash flow of $28 million reflect how our commitment to invest when prices were lower allows us to now reap the benefits of having more production at higher prices," said Phillips S. Baker, Jr., Hecla's President and CEO. "This quarter was just another step towards establishing new 125-year records in 2016. Our free cash flow and strengthening balance sheet allow us to immediately invest in more innovation, exploration and high-return projects. And with the acquisition of our second large undeveloped silver project, Montanore, we expect to generate additional value in the future."

FINANCIAL OVERVIEW

	Third Quarter Ended		Nine Months Ended
HIGHLIGHTS	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
FINANCIAL DATA
Sales (000)	$179,393	$104,941	$481,712	$328,230
Gross profit (000)	$58,685	($2,561)	$147,958	$26,776
Income (loss) applicable to common shareholders (000)	$25,651	($10,028)	$48,871	($24,419)
Basic and diluted income (loss) per common share	$0.07	($0.03)	$0.13	($0.07)
Net income (loss) (000)	$25,789	($9,890)	$49,285	($24,005)
Cash provided by operating activities (000)	$86,976	$26,795	$173,114	$78,968

Net income applicable to common shareholders for the third quarter was $25.7 million, or $0.07 per share, compared to a net loss applicable to common shareholders of $10.0 million, or $0.03 per share, for the same period a year ago, the result mainly due to the following items:

  Sales were 71% higher than the third quarter of 2015, mainly due to 67% increase in silver production and 19% increase in gold production, as well as higher silver and gold prices.
  Cost of sales and other direct production costs and depreciation, depletion and amortization ("cost of sales") of $120.7 million was higher by 12% mainly due to San Sebastian being in commercial production.
  Cash cost, after by-product credits, per silver ounce decreased to $3.68 from $7.52, or 51% over the prior year period, mainly due to the addition of silver production at San Sebastian and higher silver production at Greens Creek and Lucky Friday.6
  Cash cost, after by-product credits, per gold ounce increased to $915 from $793, or 15% over the prior year period principally due to the expensing of stripping costs, which were previously capitalized, for the new East Mine Crown Pillar ("EMCP") pit.6
  A $2.4 million foreign exchange gain compared to a $9.1 million foreign exchange gain in the prior year period due primarily to strengthening of the Canadian dollar on deferred tax assets.
  Income tax provision of $9.5 million versus a benefit of $5.5 million in the prior year due to higher taxable income this quarter and the recording of a valuation allowance against the future benefit of U.S. net operating losses in the prior year.

Higher production and metals prices resulted in cash provided by operating activities of $87.0 million, $60.2 million higher compared to the third quarter of 2015.

Capital expenditures (excluding capitalized interest) at the operations totaled $42.0 million for the third quarter 2016. Expenditures were $17.6 million at Casa Berardi, $14.2 million at Greens Creek, $9.7 million at Lucky Friday, and $0.5 million at San Sebastian.

Metals Prices

The average realized silver price in the third quarter was $19.53 per ounce, 34% higher than the $14.54 price realized in the third quarter of 2015. The average realized gold price in the third quarter was $1,341 per ounce, 20% higher than the prior year period. Realized lead and zinc prices also increased by 10%, and 22%, respectively, from the third quarter of 2015.

Base Metals Forward Sales Contracts

There is no quantity of base metals committed under financially settled forward sales contracts for forecasted future sales at September 30, 2016.

OPERATIONS OVERVIEW

Overview

The following table provides the production, cost of sales, and cash cost, after by-product credits, per silver and gold ounce summary for the third quarter and nine months ended September 30, 2016 and 2015:

Third Quarter and Nine Months Ended				Greens Creek		Lucky Friday	Casa Berardi		San Sebastian
September 30, 2016		Silver	Gold	Silver	Gold	Silver	Gold	Silver	Silver	Gold
Production (ounces)	Q3	4,316,663	52,126	2,445,328	11,988	887,364	31,949	8,361	975,610	8,189
	9 Mos	13,200,765	170,779	7,020,688	39,497	2,721,991	104,282	24,034	3,434,052	27,000
Increase/(decrease) over Q3 2015	Q3	67%	19%	23%	(17)%	50%	9%	15%	100%	100%
	9 Mos	66%	32%	19%	(9)%	33%	22%	16%	100%	100%
Cost of sales and other direct production costs and depreciation, depletion and amortization (000)	Q3	$84,413	$36,295	$58,398	N/A	$19,483	$36,295	N/A	$6,532	N/A
	9 Mos	$227,116	$106,638	$146,985	N/A	$56,696	$106,638	N/A	$23,435	N/A
Cash costs, after by-product credits, per silver or gold ounce[6,7]	Q3	$3.68	$915	$4.80	N/A	$9.07	$915	N/A	$(4.03)	N/A
	9 Mos	$3.54	$750	$4.68	N/A	$9.34	$750	N/A	$(3.40)	N/A

Third Quarter and Nine Months Ended				Greens Creek		Lucky Friday	Casa Berardi		San Sebastian
September 30, 2015		Silver	Gold	Silver	Gold	Silver	Gold	Silver	Silver	Gold
Production (ounces)	Q3	2,591,546	43,635	1,992,037	14,376	592,243	29,259	7,266	—	—
	9 Mos	7,947,293	128,977	5,884,128	43,368	2,042,436	85,609	20,729	—	—
Cost of sales and other direct production costs and depreciation, depletion and amortization (000)	Q3	$70,043	$37,459	$52,238	N/A	$17,806	$37,459	N/A	N/A	N/A
	9 Mos	$196,056	$105,398	$146,761	N/A	$49,295	$105,398	N/A	N/A	N/A
Cash costs, after by-product credits, per silver or gold ounce[6,7]	Q3	$7.52	$793	$4.82	N/A	$16.60	$793	N/A	N/A	N/A
	9 Mos	$5.98	$861	$3.79	N/A	$12.30	$861	N/A	N/A	N/A

The following table provides the production summary on a consolidated basis for the third quarter and nine months ended September 30, 2016 and 2015:

		Third Quarter Ended		Nine Months Ended
		September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
PRODUCTION SUMMARY
Silver -	Ounces produced	4,316,663	2,591,546	13,200,765	7,947,293
	Payable ounces sold	4,284,842	2,392,798	12,222,084	7,305,740
Gold -	Ounces produced	52,126	43,635	170,779	128,977
	Payable ounces sold	50,348	44,937	161,217	124,969
Lead -	Tons produced	10,411	9,123	31,840	28,526
	Payable tons sold	9,967	8,315	28,380	24,068
Zinc -	Tons produced	14,825	17,435	50,321	51,037
	Payable tons sold	13,596	13,487	37,948	36,821

Greens Creek Mine - Alaska

Silver production of 2,445,328 ounces increased 22.8% and gold production of 11,988 ounces decreased 16.6% over the prior year period. Increased silver production resulted from higher grades, while gold production was lower due to slightly lower ore grades and throughput. The mill operated at an average of 2,201 tons per day (tpd) in the third quarter 2016.

The cost of sales was $58.4 million, and the cash cost, after by-product credits, per silver ounce of $4.80 decreased slightly from $4.82 in the third quarter 2015.6

The estimated 2016 silver production is increased to 8.5 million ounces and gold production remains unchanged at 53,000 ounces.

Lucky Friday Mine - Idaho

Silver production of 887,364 ounces was 49.8% higher than the third quarter of 2015 due to higher grades and ore throughput in the current period and ventilation repairs made in the prior year period. The mill operated at an average of 809 tpd in the third quarter 2016.

The cost of sales was $19.5 million, and the cash cost, after by-product credits, per silver ounce of $9.07, decreased from $16.60 per ounce in the third quarter of 2015.6 This decrease was principally due to higher silver production as a result of mining higher-grade material.

The focus of the #4 Shaft Project, having reached its final depth of 9,600 feet below surface in early May, is on equipping the shaft with steel sets, guides, skip loading facilities and electrical infrastructure. The work is proceeding as planned, with commissioning expected to begin by year end.

The estimated 2016 silver production is increased to 3.4 million ounces.

Casa Berardi - Quebec

Gold production of 31,949 ounces was 9.2% higher than the third quarter of 2015 due to higher ore throughput and mill recoveries. The mill operated at an average of 2,805 tpd in the third quarter 2016. The Company has received a permit to increase production to 1,250,000 tonnes (1,378,000 tons) per year from 1,100,000 tonnes (1,213,000 tons) per year, and with minimal changes to the plant, we have seen record production days in the third quarter over 3,400 tonnes per day (3,750 tpd).

The cost of sales was $36.3 million, and the cash cost, after by-product credits, per gold ounce of $915, increased from $793 in the third quarter of 2015 due to the expensing of stripping costs for the new EMCP pit that were capitalized in previous quarters before ore was encountered.3

The estimated 2016 gold production is unchanged from 145,000 ounces (surface and underground). The estimated 2016 cash cost, after by-product credits, per gold ounce has been increased to $750 from $700 to reflect expensing of stripping costs.

San Sebastian - Mexico

Silver production was 975,610 ounces at a cost of sales of $6.5 million, and a cash cost, after by-product credits, of ($4.03) per ounce in the third full quarter of production since reopening.6 The strong cash cost, after by-product credit, performance was due to the production of 8,189 ounces of gold, which is used as a by-product credit. The mill operated at an average of 437 tpd in the third quarter 2016.

The estimated production for 2016 remains unchanged from prior estimates at 4.35 million ounces of silver and 35,000 ounces of gold. The estimated 2016 cash cost, after by-product credits, per silver ounce has been reduced to ($2.00) from $1.00.

The Company is working on a plan to transition from open pit to underground mining around the end of 2017. The mill has been secured for a third year (2018) and studies are underway to incorporate recent discoveries of high-grade material into an underground mine plan.

EXPLORATION AND PRE-DEVELOPMENT

Expenditures

Exploration and pre-development expenses were $3.9 million and $0.6 million, respectively, in the third quarter of 2016. This is a decrease of $1.7 million and $1.1 million, respectively, compared to the third quarter 2015 as a result of reduced discretionary spending in exploration and pre-development expenses. Full year exploration and pre-development expenses are expected to be about $19 million.

The Company’s exploration efforts are focused on discovering high-grade deposits near its existing operations, particularly at San Sebastian, where the results continue to be encouraging. As a result of consistent exploration success over the last ten years across all projects, the level of reserves has shown a remarkable resilience despite changes in commodity prices; production has been replaced and reserves have grown steadily. A summary of this activity in the quarter is provided below.

San Sebastian - Mexico

Exploration activities at San Sebastian are focused on defining extensions to the current open pits and identifying new resources that could prolong high-margin precious metals production. Shallow drilling along strike and below the current Middle and North vein pits have cut vein extensions and in combination with past drilling show intervals of near-surface mineralization beyond the current open pits that may represent an opportunity to expand and possibly connect the Middle and North vein pits.

Drilling of the West Middle Vein approximately 1,200 to 2,400 feet west from the current Middle Vein pit has confirmed the continuity of a new zone of high-grade mineralization that is being upgraded to indicated resource category. This high-grade zone is over 1,250 feet in strike length and located about 350 to 800 feet below surface. Assay results from West Middle Vein drilling in the quarter include 0.24 oz/ton gold and 50.1 oz/ton silver over 8.6 feet, and 0.60 oz/ton gold and 149.3 oz/ton silver over 2.7 feet. This zone is currently being evaluated for potential underground mining options and shallower portions of this zone may be amenable to open pit mining. The horizontal control of dominantly oxide with some supergene mineralization is open to the west and continues to be evaluated with step-out exploration drilling.

To the east and northeast of the East Francine pit, drilling continues on silver-bearing quartz vein and breccia extensions of the East Francine Vein. Current drilling has defined a 4 to 15-foot wide vein/breccia zone that can be traced for 800 feet and is best developed at 350 to 500 feet from surface. However, recent shallow drilling has defined this vein closer to surface. Drilling also continues on a new target area referred to as the West Francine Vein that is about 3,000 feet west of previous mining at the Francine Vein. Drilling has defined a continuous vein with over 1,600 feet of strike length that varies in thickness from 2 to 16-feet wide and the vein is open in all directions. Drilling to the east will likely connect this veining with the current western extent of the Francine resource. Most of the additional 2016 exploration spending at San Sebastian is expected to follow up on results on the Middle and West Francine veins.

Casa Berardi - Quebec

During the third quarter, drilling at Casa Berardi focused on both underground 118, 121, 123, 124 and Lower Inter zone targets, and near surface targets at the 124 and 134 zones. Up to six drills have been operating underground and two on surface.

Drilling of the upper 118 Zone from the 530 level down to the 610 level has defined multiple shear zones that extend for over 1,000 feet down-plunge and include a series of continuous mineralized intervals up to 0.47 oz/ton gold with good mining widths. This zone continues to plunge to the west at depth and there is good potential to add both new reserves and resources. Drilling of the 121 Zone from the 790 level is a continuation of the high-grade 123 Zone to the west but recent drilling shows that the zone is also open both up-plunge above the 710 level with an intercept of 0.21 oz/ton over 17.4 feet and down-plunge below the 810 level with an intersection of 0.22 oz/ton gold over 24.1 feet.

Drilling of the 123 Zone from the 870 level continues to intercept high-grade mineralization, including 0.77 oz/ton gold over 7.5 feet along western vein extensions that are open to exploration. Underground exploration drilling is in progress at the west end of the mine off the 360 Drift to refine and expand four distinct mineralized zones. Recent drilling has intersected mineralization in the 104 Zone below the Lower Inter Zone.

Surface and underground drilling of the 124 Zone has identified high-grade lenses with continuity up to 350 feet of strike length. Recent drilling of the 124 Zone from the 290 level included intersections of 0.47 oz/ton gold over 4.6 feet. Surface drilling of the 134 Zone to the east of the proposed Principal pit has intersected mineralization with good continuity at and north of the Casa Berardi Fault. These broad zones of mineralization vary in width from 150 to 330 feet and intersections include 0.10 oz/ton gold over 69.6 feet and 0.11 oz/ton gold over 21.7 feet within 350 feet of surface.

Greens Creek - Alaska

At Greens Creek, definition drilling is refining the resources of the 9A, Upper Southwest, East Ore and NWW zones for expected conversion to reserves. Recent definition drilling of the 9A Zone confirmed continuity of the mineralization and refined the geometry to the south end of the resource model. Drill intersections of the 9A Zone include 21.6 oz/ton silver, 0.03 oz/ton gold, 20.7% zinc, and 7.0% lead over 15.3 feet.

Drilling of the southern portion of the NWW Zone defined mineralization of similar overall geometry as the resource model but thinner and of slightly lesser extent in places. Mineralization is present primarily along the lower fold, spanning from the fold nose to the upper limb and is represented by multiple distinct mineralized bands near the mine contact. Recent drill intersections include 55.3 oz/ton silver, 0.51 oz/ton gold, 4.1% zinc, and 2.3% lead over 10.0 feet. In addition, definition drilling of the Upper Southwest Zone around previously mined levels has identified mineralization that could be incorporated into a future mine plan. Recent drill intersections include 46.9 oz/ton silver, 0.03 oz/ton gold, 15.1% zinc, and 7.9% lead over 13.3 feet. Initial definition drilling of the East Ore Zone shows that overall the mineralization is thinner than expected compared to the model, but this drilling is now advancing into the stronger mineralized portions of the resource to the north and south. Revised resource models for the 5250, 9A, West, NWW and Deep 200 South zones are expected by the end of the year and all will likely contribute to increased reserves.

Exploration drilling of the Gallagher Zone at the southwest corner of the mine is defining a new flat-lying zone just west of the Gallagher Fault about 450 feet beneath the current Gallagher Zone resource. This drilling has also moved the location of the Gallagher fault further east than originally interpreted, allowing room into which this mineralization could be extended. Additional drilling in the near future should systematically test for the down-plunge extent of this mineralization with extensions of Gallagher exploration drillholes. Drilling of the upper limb of the Southwest Bench fold has defined an intermittent mineralized contact and lies along trend of the upper 5250 Zone and middle Southwest Zone trends of mineralization opening up a new area for possible expansion of resources.

More complete drill assay highlights from San Sebastian, Casa Berardi, and Greens Creek can be found in Table A at the end of the release.

Other Properties

At the Rock Creek and Montanore projects in Montana, validation and check assay work including the integration of data for revised resource models is nearly complete. From these revised resource models, future definition and exploration programs will be developed for implementation if the projects are successfully permitted.

2016 ESTIMATES

For the full year 2016, the Company increased its production estimates at Greens Creek and Lucky Friday. It also lowered the cash cost, after by-product credits, per silver ounce, estimate at San Sebastian and increased the cash cost, after by-product credits, per gold ounce, estimate at Casa Berardi. The Company currently estimates:

Mine	2016E Silver Production (Moz)[9]	Prior 2016E Silver Production (Moz)[9]	2016E Gold Production (oz)	Prior 2016E Gold Production (oz)	Cash cost, after by-product credits, per silver/gold ounce[5]	Prior cash cost, after by-product credits, per silver/gold ounce[5]
Greens Creek	8.50	8.30	53,000	53,000	$5.00/silver oz	$5.00/silver oz
Lucky Friday	3.40	3.10			$9.00/silver oz	$9.00/silver oz
San Sebastian	4.35	4.35	35,000	35,000	($2.00)/silver oz	$1.00/silver oz
Casa Berardi			145,000	145,000	$750/gold oz	$700/gold oz
Total	16.25	15.8	233,000	233,000	$4.00/silver oz	$4.75/silver oz
AgEq Production[8]:	44.5	44.0
AuEq Production[8]:			582,000	576,000

2016E capital expenditures (excluding capitalized interest)	$150 million
2016E pre-development and exploration expenditures	$19 million

DIVIDENDS

The Board of Directors declared a quarterly cash dividend of $0.0025 per share of common stock, payable on or about December 2, 2016, to stockholders of record on November 21, 2016. The realized silver price was $19.53 in the third quarter and therefore did not satisfy the criteria for a larger dividend under the Company's dividend policy.

The Board of Directors also declared the regular quarterly dividend of $0.875 per share on the 157,816 outstanding shares of Series B Cumulative Convertible Preferred Stock. This represents a total amount to be paid of approximately $138,000. The cash dividend is payable on or about January 2, 2017, to shareholders of record on December 15, 2016.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Tuesday, November 8, at 10:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-855-760-8158 or for international by dialing 1-720-634-2922. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho, and Mexico and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in seven world-class silver and gold mining districts in the U.S., Canada and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

NOTES

(1) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income (loss), the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss), or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(2) Free cash flow is a non-GAAP measurement used by management to analyze cash flows generated from operations. It is calculated as cash provided by operating activities (GAAP) less additions to properties, plants equipment and mineral interests (GAAP). The Company believes free cash flow is also useful as one of the bases for comparing the Company's performance with its competitors. Although free cash flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company's calculation of free cash flow is not necessarily comparable to such other similarly titled captions of other companies. Does not include $16 million of insurance proceeds for the Troy Mine reclamation.

(3) Silver or gold equivalent production includes silver, gold, lead and zinc production from Lucky Friday, Greens Creek, San Sebastian and Casa Berardi converted using average realized prices for the quarter.

(4) Net debt to adjusted EBITDA is a non-GAAP measurement, a reconciliation of adjusted EBITDA and net debt to the closest GAAP measurements of net income (loss) and debt can be found at the end of the release. It is an important measure for management to measure relative indebtedness and the ability to service the debt relative to its peers. It is calculated as total debt outstanding less total cash on hand divided by adjusted EBITDA.

(5) The estimates of future cash cost, after by-product credits, per silver ounce or gold ounce (non-GAAP) are made applying management’s judgment and experience to forecasted metals and prices, inventory changes, performance year to date and expectations for the remainder of the year. It is not calculated from the GAAP measure of costs of sales, which is not available, and therefore providing a reconciliation to it requires an unreasonable effort.

(6) Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization (sometimes referred to as "cost of sales" in this release), can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mines versus those of our competitors. As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare performance with that of other primary silver mining companies. With regard to Casa Berardi, management uses cash cost, after by-product credits, per gold ounce to compare its performance with other gold mines. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(7) Cash cost, after by-product credits, per gold ounce is only applicable to Casa Berardi production. Gold produced from Greens Creek is treated as a by-product credit against the silver cash cost.

(8) Silver or gold equivalent production includes silver, gold, lead and zinc production from Lucky Friday, Greens Creek, San Sebastian and Casa Berardi converted using the following metal price assumptions: Au $1,150/oz, Ag $15/oz, Zn $0.75/lb, Pb $0.80/lb; USD/CAD assumed at 0.75, USD/MXN at $0.06.

(9) 2016E refers to the Company's estimates for 2016.

Cautionary Statements to Investors on Forward-Looking Statements, including 2016 Outlook

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future production, sales and shareholder value; (ii) the ability to convert resources to reserves at Greens Creek; (iii) guidance for 2016 for silver and gold production, cash cost, after by-product credits, capital expenditures and pre-development and exploration expenditures (which assumes metal prices of gold at $1,150/oz, silver at $15/oz, zinc at $0.75/lb, lead at $0.80/lb; USD/CAD assumed at 0.75, USD/MXN at $0.06$1,225/oz.); (iv) expectations regarding the development, growth and exploration potential of the Company’s projects (including the San Sebastian property); (v) expectations of growth; (vi) the ability to convert resources to reserves at Casa Berardi and to add them to the mine plan; (vii) the possibility of increasing production at Casa Berardi due to the EMCP; (viii) possible strike extensions of veins at the San Sebastian project and ability to extend the mine's life with surface or underground mining and (ix) expectation of beginning commissioning of the #4 Shaft by the end of 2016 and total estimated cost of the project. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the Canadian dollar to the U.S. dollar, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; and (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements.” Such risks include, but are not limited to gold, silver and other metals price volatility, operating risks, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, community relations, conflict resolution and outcome of projects or oppositions, litigation, political, regulatory, labor and environmental risks, and exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration. For a more detailed discussion of such risks and other factors, see the Company’s 2015 Form 10-K, filed on February 23, 2016 with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Dean McDonald, PhD. P.Geo., Senior Vice President - Exploration of Hecla Mining Company, who serves as a Qualified Person under National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Greens Creek Mine are contained in a technical report prepared for Hecla and Aurizon Mines Ltd. titled “Technical Report for the Greens Creek Mine, Juneau, Alaska, USA” effective date March 28, 2013, for the Lucky Friday Mine are contained in a technical report prepared for Hecla titled “Technical Report on the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, and for the Casa Berardi Mine are contained in a technical report prepared for Hecla titled "Technical Report on the Mineral Resource and Mineral Reserve Estimate for the Casa Berardi Mine, Northwestern Quebec, Canada" effective date March 31, 2014 (the "Casa Berardi Technical Report"), and for the San Sebastian Mine are contained in a technical report prepared for Hecla titled “Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico" effective date September 8, 2015. Also included in these four technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Copies of these technical reports are available under Hecla's profile on SEDAR at www.sedar.com.

Cautionary Statements to Investors on Reserves and Resources

Reporting requirements in the United States for disclosure of mineral properties are governed by the SEC and included in the SEC's Securities Act Industry Guide 7, entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” (“Guide 7”). However, the Company is also a "reporting issuer" under Canadian securities laws, which require estimates of mineral resources and reserves to be prepared in accordance with Canadian National Instrument 43-101 (“NI 43-101”). NI 43-101 requires all disclosure of estimates of potential mineral resources and reserves to be disclosed in accordance with its requirements. Such Canadian information is being included here to satisfy the Company's “public disclosure” obligations under Regulation FD of the SEC and to provide U.S. holders with ready access to information publicly available in Canada.

Reporting requirements in the United States for disclosure of mineral properties under Guide 7 and the requirements in Canada under NI 43-101 standards are substantially different. This document contains a summary of certain estimates of the Company, not only of proven and probable reserves within the meaning of Guide 7, which requires the preparation of a “final” or “bankable” feasibility study demonstrating the economic feasibility of mining and processing the mineralization using the three-year historical average price for any reserve or cash flow analysis to designate reserves and that the primary environmental analysis or report be filed with the appropriate governmental authority, but also of mineral resource and mineral reserve estimates estimated in accordance with the definitional standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. The terms “measured resources”, "indicated resources," and "inferred resources" are Canadian mining terms as defined in accordance with NI 43-101. These terms are not defined under Guide 7 and are not normally permitted to be used in reports and registration statements filed with the SEC in the United States, except where required to be disclosed by foreign law. Investors are cautioned not to assume that any part or all of the mineral deposits in such categories will ever be converted into proven or probable reserves. “Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such a "resource” will ever be upgraded to a higher category or will ever be economically extracted. Investors are cautioned not to assume that all or any part of a "resource” exists or is economically or legally mineable. Investors are also especially cautioned that the mere fact that such resources may be referred to in ounces of silver and/or gold, rather than in tons of mineralization and grades of silver and/or gold estimated per ton, is not an indication that such material will ever result in mined ore which is processed into commercial silver or gold.

HECLA MINING COMPANY
Condensed Consolidated Statements of Income (Loss)
(dollars and shares in thousands, except per share amounts - unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Sales of products	$179,393	$104,941	$481,712	$328,230
Cost of sales and other direct production costs	94,061	79,273	251,335	220,805
Depreciation, depletion and amortization	26,647	28,229	82,419	80,649
	120,708	107,502	333,754	301,454
Gross profit (loss)	58,685	(2,561)	147,958	26,776

Other operating expenses:
General and administrative	11,155	9,461	31,728	26,477
Exploration	3,859	5,540	10,171	14,748
Pre-development	550	1,696	1,475	3,834
Other operating expense	954	743	2,216	2,137
Provision or closed operations and reclamation	2,162	1,181	4,779	10,983
Acquisition costs	1,765	15	2,167	2,162
	20,445	18,636	52,536	60,341
Income (loss) from operations	38,240	(21,197)	95,422	(33,565)
Other income (expense):
Gain (loss) on derivative contracts	7	3,347	—	8,252
Unrealized gain (loss) on investments	49	(100)	488	(3,226)
Foreign exchange gain (loss)	2,375	9,077	(7,713)	19,518
Interest and other income	145	100	346	173
Interest expense, net of amount capitalized	(5,574)	(6,617)	(16,655)	(19,350)
	(2,998)	5,807	(23,534)	5,367
Income (loss) before income taxes	35,242	(15,390)	71,888	(28,198)
Income tax benefit (provision)	(9,453)	5,500	(22,603)	4,193
Net income (loss)	25,789	(9,890)	49,285	(24,005)
Preferred stock dividends	(138)	(138)	(414)	(414)
Income (loss) applicable to common shareholders	$25,651	$(10,028)	$48,871	$(24,419)
Basic income (loss) per common share after preferred dividends	$0.07	$(0.03)	$0.13	$(0.07)
Diluted income (loss) per common share after preferred dividends	$0.07	$(0.03)	$0.13	$(0.07)
Weighted average number of common shares outstanding - basic	387,578	377,508	383,458	372,555
Weighted average number of common shares outstanding - diluted	389,918	377,508	386,318	372,555

HECLA MINING COMPANY
Condensed Consolidated Balance Sheets
(dollars and share in thousands - unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$167,844	$155,209
Short-term investments and securities	24,534	—
Accounts receivable:
Trade	26,622	13,490
Other, net	22,333	27,859
Inventories	46,079	45,542
Current deferred income taxes	8,238	17,980
Current restricted cash	3,900	—
Other current assets	10,451	9,453
Total current assets	310,001	269,533
Non-current investments	6,356	1,515
Non-current restricted cash and investments	2,184	999
Properties, plants, equipment and mineral interests, net	2,023,109	1,896,811
Non-current deferred income taxes	19,456	36,589
Reclamation insurance asset	—	13,695
Other non-current assets and deferred charges	2,573	2,783
Total assets	$2,363,679	$2,221,925

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$57,003	$51,277
Accrued payroll and related benefits	28,696	27,563
Accrued taxes	5,990	8,915
Current portion of capital leases	7,175	8,735
Current portion of debt	1,384	2,721
Current portion of accrued reclamation and closure costs	17,866	20,989
Other current liabilities	17,033	6,884
Total current liabilities	135,147	127,084
Capital leases	6,532	8,841
Accrued reclamation and closure costs	83,598	74,549
Long-term debt	500,666	500,199
Non-current deferred tax liability	124,385	119,623
Non-current pension liability	43,742	46,513
Other non-current liabilities	7,626	6,190
Total liabilities	901,696	882,999

SHAREHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	99,759	95,219
Capital surplus	1,594,816	1,519,598
Accumulated deficit	(186,579)	(232,565)
Accumulated other comprehensive loss	(30,942)	(32,631)
Treasury stock	(15,110)	(10,734)
Total shareholders’ equity	1,461,983	1,338,926
Total liabilities and shareholders’ equity	$2,363,679	$2,221,925
Common shares outstanding	395,110	378,113

HECLA MINING COMPANY
Condensed Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	Nine Months Ended
	September 30, 2016	September 30, 2015
OPERATING ACTIVITIES
Net income (loss)	$49,285	$(24,005)
Non-cash elements included in net income (loss):
Depreciation, depletion and amortization	83,900	81,475
(Gain) loss on disposition of properties, plants, equipment and mineral interests	(319)	175
Unrealized (gain) loss on investments	(488)	3,060
Provision for reclamation and closure costs	3,685	11,028
Acquisition costs	1,048	—
Stock compensation	4,814	4,036
Deferred income taxes	10,330	(1,781)
Amortization of loan origination fees	1,397	1,365
Loss on derivative contracts	337	9,561
Foreign exchange loss (gain)	7,555	(17,566)
Other non-cash items, net	5	45
Change in assets and liabilities:
Accounts receivable	5,776	(2,951)
Inventories	(44)	4,382
Other current and non-current assets	(539)	(6,779)
Accounts payable and accrued liabilities	2,042	3,986
Accrued payroll and related benefits	8,621	2,221
Accrued taxes	(2,894)	2,782
Accrued reclamation and closure costs and other non-current liabilities	(1,397)	7,934
Cash provided by operating activities	173,114	78,968

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(120,236)	(95,399)
Acquisition of other companies, net of cash acquired	(3,931)	(809)
Proceeds from disposition of properties, plants and equipment	348	277
Purchases of investments	(32,847)	(947)
Maturities of short-term investments	7,240	—
Changes in restricted cash and investment balances	(3,900)	—
Net cash used in investing activities	(153,326)	(96,878)

FINANCING ACTIVITIES
Proceeds from issue of stock, net of related costs	8,121	—
Acquisition of treasury shares	(4,363)	(1,875)
Dividends paid to common shareholders	(2,882)	(2,796)
Dividends paid to preferred shareholders	(414)	(414)
Debt origination fees	(107)	(123)
Repayments of debt	(1,807)	(216)
Payments on capital leases	(6,328)	(7,833)
Net cash used in financing activities	(7,780)	(13,257)
Effect of exchange rates on cash	627	(4,044)
Net increase (decrease) in cash and cash equivalents	12,635	(35,211)
Cash and cash equivalents at beginning of period	155,209	209,665
Cash and cash equivalents at end of period	$167,844	$174,454

HECLA MINING COMPANY
Metal Prices

		Three Months Ended		Nine Months Ended
		September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
AVERAGE METAL PRICES
Silver -	London PM Fix ($/oz)	$19.62	$14.91	$17.08	$16.01
	Realized price per ounce	$19.53	$14.54	$17.33	$16.08
Gold -	London PM Fix ($/oz)	$1,335	$1,124	$1,258	$1,179
	Realized price per ounce	$1,341	$1,121	$1,262	$1,177
Lead -	LME Cash ($/pound)	$0.85	$0.78	$0.81	$0.83
	Realized price per pound	$0.86	$0.78	$0.81	$0.85
Zinc -	LME Cash ($/pound)	$1.02	$0.84	$0.89	$0.93
	Realized price per pound	$1.01	$0.83	$0.89	$0.91

Production Data

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
GREENS CREEK UNIT
Tons of ore milled	202,523	205,437	610,879	600,600
Mining cost per ton	$69.66	$71.95	$69.20	$73.06
Milling cost per ton	$31.55	$30.55	$31.07	$29.88
Ore grade milled - Silver (oz./ton)	15.40	12.68	14.61	12.92
Ore grade milled - Gold (oz./ton)	0.088	0.104	0.095	0.109
Ore grade milled - Lead (%)	2.92	3.25	3.05	3.29
Ore grade milled - Zinc (%)	6.86	8.91	7.90	8.73
Silver produced (oz.)	2,445,328	1,992,037	7,020,688	5,884,128
Gold produced (oz.)	11,988	14,376	39,497	43,368
Lead produced (tons)	4,803	5,394	15,236	15,717
Zinc produced (tons)	12,144	16,024	42,330	45,406
Total cash cost, net of by-product credits, per silver ounce (1)	$4.80	$4.82	$4.68	$3.79
Capital additions (in thousands)	$14,163	$13,584	$35,200	$31,984
LUCKY FRIDAY UNIT
Tons of ore processed	74,397	65,817	216,247	212,121
Mining cost per ton	$99.13	$95.98	$99.27	$93.10
Milling cost per ton	$25.99	$28.05	$24.77	$22.77
Ore grade milled - Silver (oz./ton)	12.40	9.48	13.05	10.10
Ore grade milled - Lead (%)	7.89	6.06	8.01	6.40
Ore grade milled - Zinc (%)	3.85	2.33	3.94	2.89
Silver produced (oz.)	887,364	592,243	2,721,991	2,042,436
Lead produced (tons)	5,608	3,729	16,604	12,809
Zinc produced (tons)	2,681	1,411	7,991	5,631
Total cash cost, net of by-product credits, per silver ounce (1)	$9.07	$16.60	$9.34	$12.30
Capital additions (in thousands)	$9,725	$16,459	$32,218	$41,519
CASA BERARDI UNIT
Tons of ore processed	258,100	208,074	693,288	615,171
Mining cost per ton	$92.17	$89.76	$90.53	$96.75
Milling cost per ton	$18.07	$19.09	$18.88	$19.91
Ore grade milled - Gold (oz./ton)	0.141	0.163	0.172	0.161
Ore grade milled - Silver (oz./ton)	0.04	0.04	0.04	0.04
Gold produced (oz.)	31,949	29,259	104,282	85,609
Total cash cost, net of by-product credits, per gold ounce (1)	$915	$793	$750	$861
Capital additions (in thousands)	$17,603	$16,459	$50,385	$41,519
SAN SEBASTIAN
Tons of ore processed	40,192	—	108,750	—
Mining cost per ton	$59.49	$—	$83.31	$—
Milling cost per ton	$66.88	$—	$68.52	$—
Ore grade milled - Silver (oz./ton)	25.77	—	33.70	—
Ore grade milled - Gold (oz./ton)	0.216	—	0.265	—
Silver produced (oz.)	975,610	—	3,434,052	—
Gold produced (oz.)	8,189	—	27,000	—
Total cash cost, net of by-product credits, per silver ounce (1)	$(4.03)	$—	$(3.40)	$—
Capital additions (in thousands)	$530	$—	$1,223	$—

(1) Cash cost, after by-product credits, per silver and gold ounce represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) to cash cost, after by-product credits can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

Non-GAAP Measures
(Unaudited)

Reconciliation of Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP) to Cash Cost, Before By-product Credits, per Ounce and Cash Cost, After By-product Credits, per Ounce (non-GAAP)

This release contains references to a non-GAAP measure of cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce. Cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. Cash cost, before by-product credits, per ounce and Cash cost, after by-product credits, per ounce are measures developed by gold companies and used by silver companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of these non-GAAP measures is similar to those reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization are the most comparable financial measures calculated in accordance with GAAP to cash cost, before by-product credits cash cost, after by-product credits.

As depicted in the Greens Creek, Lucky Friday, and San Sebastian Unit tables below, by-product credits comprise an essential element of our silver unit cost structure. By-product credits constitute an important competitive distinction for our silver operations due to the polymetallic nature of their orebodies. By-product credits included in our presentation of cash cost, after by-product credits, per silver ounce include:

	Total, Greens Creek, Lucky Friday and San Sebastian Units
In thousands (except per ounce amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
By-product value, all silver properties:
Zinc	$21,354	$20,851	$62,789	$67,764
Gold	24,729	13,299	75,979	42,294
Lead	15,859	12,251	45,081	40,616
Total by-product credits	$61,942	$46,401	$183,849	$150,674

By-product credits per silver ounce, all silver properties
Zinc	$4.96	$8.07	$4.76	$8.55
Gold	5.74	5.15	5.77	5.34
Lead	3.68	4.74	3.42	5.12
Total by-product credits	$14.38	$17.96	$13.95	$19.01

By-product credits included in our presentation of cash cost, after by-product credits, per gold ounce for our Casa Berardi Unit include:

	Casa Berardi Unit
In thousands (except per ounce amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Silver by-product value	$162	$107	$409	$327
Silver by-product credits per gold ounce	$5.07	$3.66	$3.92	$3.82

The following tables calculates cash cost, before by-product credits, per silver ounce and cash cost, after by-product credits, per Silver ounce (in thousands, except ounce and per ounce amounts):

	Total, Greens Creek, Lucky Friday and San Sebastian
In thousands (except per ounce amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$84,413	$70,043	$227,116	$196,056
Depreciation, depletion and amortization	(16,181)	(16,669)	(49,855)	(49,732)
Treatment costs	20,673	18,518	62,585	57,744
Change in product inventory	(9,523)	(5,445)	(5,442)	(5,044)
Reclamation and other costs	(1,571)	(624)	(3,966)	(921)
Cash Cost, Before By-product Credits (1)	77,811	65,823	230,438	198,103
By-product credits	(61,942)	(46,401)	(183,849)	(150,674)
Cash Cost, After By-product Credits	$15,869	$19,422	$46,589	$47,429
Divided by silver ounces produced	4,309	2,584	13,177	7,926
Cash Cost, Before By-product Credits, per Silver Ounce	$18.06	$25.47	$17.49	$24.99
By-product credits per silver ounce	$(14.38)	$(17.96)	$(13.95)	$(19.01)
Cash Cost, After By-product Credits, per Silver Ounce	$3.68	$7.52	$3.54	$5.98

	Greens Creek Unit
In thousands (except per ounce amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$58,398	$52,238	$146,985	$146,761
Depreciation, depletion and amortization	(12,559)	(13,868)	(38,573)	(41,389)
Treatment costs	15,114	15,231	46,069	46,103
Change in product inventory	(10,407)	(4,003)	(6,083)	(4,922)
Reclamation and other costs	(1,260)	(568)	(1,826)	(870)
Cash Cost, Before by-Product Credits (1)	$49,286	$49,030	$146,572	$145,683
By-product credits	(37,537)	(39,436)	(113,718)	(123,376)
Cash Cost, After By-product Credits	11,749	9,594	32,854	22,307
Divided by silver ounces produced	2,446	1,992	7,021	5,884
Cash Cost, Before By-product Credits, per Silver Ounce	$20.15	$24.62	$20.88	$24.76
By-product credits per silver ounce	$(15.35)	$(19.80)	$(16.20)	$(20.97)
Cash Cost, After By-product Credits, per Silver Ounce	$4.80	$4.82	$4.68	$3.79

	Lucky Friday Unit
In thousands (except per ounce amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$19,483	$17,806	$56,696	$49,295
Depreciation, depletion and amortization	(2,945)	(2,801)	(8,774)	(8,343)
Treatment costs	5,211	3,287	15,323	11,641
Change in product inventory	(46)	(1,442)	(1,102)	(122)
Reclamation and other costs	(171)	(57)	(557)	(51)
Total Cash Cost, Before By-product Credits (1)	$21,532	$16,793	$61,586	$52,420
By-product credits	(13,484)	(6,965)	(36,170)	(27,298)
Total Cash Cost, After By-product Credits	8,048	9,828	25,416	25,122
Divided by silver ounces produced	887	592	2,722	2,042
Total Cash Cost, Before By-product Credits, per Silver Ounce	$24.26	$28.37	$22.63	$25.67
By-product credits per silver ounce	$(15.19)	$(11.77)	$(13.29)	$(13.37)
Total Cash Cost, After By-product Credits, per Silver Ounce	$9.07	$16.60	$9.34	$12.30

In thousands (except per ounce amounts)	San Sebastian Unit
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$6,532	$—	$23,435	$—
Depreciation, depletion and amortization	(677)	—	(2,508)	—
Treatment costs	348	—	1,193	—
Change in product inventory	930	—	1,743	—
Reclamation and other costs	(140)	—	(1,583)	—
Cash Cost, Before By-product Credits (1)	6,993	$—	22,280	$—
By-product credits	(10,921)	—	(33,961)	—
Cash Cost, After By-product Credits	$(3,928)	—	$(11,681)	—
Divided by silver ounces produced	976	—	3,434	—
Cash Cost, Before By-product Credits, per Silver Ounce	$7.16	$—	$6.49	$—
By-product credits per silver ounce	$(11.19)	$—	$(9.89)	$—
Cash Cost, After By-product Credits, per Silver Ounce	$(4.03)	$—	$(3.40)	$—

The following table calculates cash cost, before by-product credits, per gold ounce and cash cost, after by-product credits, per Gold ounce (in thousands, except ounce and per ounce amounts):

	Casa Berardi Unit
In thousands (except ounce and per ounce amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$36,295	$37,459	$106,638	$105,398
Depreciation, depletion and amortization	(10,466)	(11,561)	(32,564)	(30,917)
Treatment costs	218	152	627	449
Change in product inventory	3,460	(2,628)	4,212	(562)
Reclamation and other costs	(114)	(111)	(342)	(346)
Cash Cost, Before By-product Credits (1)	29,393	23,311	78,571	74,022
By-product credits	(162)	(107)	(409)	(327)
Cash Cost, After by-product credits	$29,231	$23,204	$78,162	$73,695
Divided by gold ounces produced	31,949	29,259	104,282	85,609
Cash Cost, Before By-product Credits, per Gold Ounce	$920.00	$796.52	$753.45	$864.65
By-product credits per gold ounce	$(5.07)	$(3.66)	$(3.92)	$(3.82)
Cash Cost, After By-product Credits, per Gold Ounce	$914.93	$792.86	$749.53	$860.83

	Total, All Locations
In thousands	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$120,708	$107,502	$333,754	$301,454
Depreciation, depletion and amortization	(26,647)	(28,229)	(82,419)	(80,649)
Treatment costs	20,891	18,670	63,212	58,193
By-product credits	(62,104)	(46,508)	(184,258)	(151,001)
Change in product inventory	(6,063)	(8,073)	(1,230)	(5,606)
Reclamation and other costs	(1,685)	(736)	(4,308)	(1,267)
Cash Cost, After By-product Credits	$45,100	$42,626	$124,751	$121,124

(1) Includes all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, before by-product revenues earned from all metals other than the primary metal produced at each unit.

Reconciliation of Net Income (Loss) Applicable to Common Shareholders (GAAP) to Adjusted Net Income (Loss) Applicable to Common Shareholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net income (loss) applicable to common stockholders and adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands (except per share amounts)	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015		2016	2015
Net income (loss) applicable to common shareholders (GAAP)	$25,651	$(10,028)		$48,871	$(24,419)
Adjusting items:
Losses on derivatives contracts	(7)	(3,347)		—	(8,252)
Provisional price losses (gains)	1,141	963		(376)	(561)
Environmental accruals	689	—		1,351	8,700
Foreign exchange (gain) loss	(2,375)	(9,077)		7,713	(19,518)
Acquisition costs	1,765	15		2,167	2,162
Income tax effect of above adjustments	(1,435)	948	—	(1,257)	(820)
Adjusted net income (loss) applicable to common shareholders	$25,429	$(20,526)		$58,469	$(42,708)
Weighted average shares - basic	387,578	377,508		383,458	372,555
Weighted average shares - diluted	389,918	377,508		386,318	372,555
Basic adjusted net income (loss) per common share	$0.07	$(0.05)		$0.15	$(0.11)
Diluted adjusted net income (loss) per common share	$0.07	$(0.05)		$0.15	$(0.11)

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA (non-GAAP)

This release refers to a non-GAAP measure of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance. Adjusted EBITDA is calculated as net income (loss) before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, exploration expense, pre-development expense, acquisition costs, interest and other income (expense), foreign exchange gains and losses, gains and losses on derivative contracts, unrealized gains on investments, provisions for environmental matters, stock-based compensation, and provisional price gains and losses. Management believes that, when presented in conjunction with comparable GAAP measures, adjusted EBITDA is useful to investors in evaluating our operating performance. The following table reconciles net income (loss) to adjusted EBITDA:

Dollars are in thousands	Three Months Ended		Nine Months Ended		Twelve Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net income (loss)	$25,789	$(9,890)	$49,285	$(24,005)	$(13,676)	$(7,100)
Plus: Interest expense, net of amount capitalized	5,574	6,617	16,655	19,350	22,694	25,818
Plus/(Less): Income taxes	9,453	(5,500)	22,603	(4,193)	83,106	(8,371)
Plus: Depreciation, depletion and amortization	26,647	28,229	82,419	80,649	113,259	111,441
Plus: Exploration expense	3,859	5,540	10,171	14,748	13,168	19,359
Plus: Pre-development expense	550	1,696	1,475	3,834	1,854	4,557
Plus: Acquisition costs	1,765	15	2,167	2,162	2,167	2,162
Plus: Stock-based compensation	1,347	1,775	4,561	4,036	5,950	5,174
Plus: Provision for closed operations and environmental matters	1,680	772	3,685	11,028	4,693	17,607
(Less)/Plus: Foreign exchange (gain) loss	(2,375)	(9,077)	7,713	(19,518)	2,680	(25,002)
Less: Gains on derivative contracts	(7)	(3,347)	—	(8,252)	(1)	(19,946)
Plus/(Less): Provisional price losses/(gains)	1,141	963	(376)	(561)	(449)	(348)
(Less)/Plus: Other	(194)	—	(834)	3,053	(1,426)	3,449
Adjusted EBITDA	$75,229	$17,793	$199,524	$82,331	$234,019	$128,800

Reconciliations of Net Income (Loss) and Debt to Adjusted EBITDA (last 12 months) and Net Debt (non-GAAP)

This release refers to the non-GAAP measure of net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes, capital leases, and other notes payable, less the total of our cash and cash equivalents and short-term investments balances, as of the period-end date. LTM adjusted EBITDA is calculated as net income (loss) before the following items for the preceding 12-month period: interest expense, income tax provision, depreciation, depletion, and amortization expense, exploration expense, pre-development expense, acquisition costs, interest and other income (expense), foreign exchange gains and losses, gains and losses on derivative contracts, unrealized gains on investments, provisions for environmental matters, stock-based compensation, and provisional price gains and losses. Management believes that, when presented in conjunction with comparable GAAP measures, net debt to LTM adjusted EBITDA is useful in evaluating our level of indebtedness and ability to service our debt relative to our peers. The following table reconciles net income (loss) and debt to LTM adjusted EBITDA and net debt, and provides the calculation of net debt to LTM adjusted EBITDA:

Dollars are in thousands	As of and for the Twelve Months Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Net income (loss)	$(13,676)	$(49,355)	$(100,138)	$(86,968)	$(7,100)
Plus: Interest expense, net of amount capitalized	22,694	23,737	24,908	25,389	25,818
Plus/(Less): Income taxes	83,106	68,153	56,525	56,310	(8,371)
Plus: Depreciation, depletion and amortization	113,259	114,841	112,110	111,489	111,441
Plus: Exploration expense	13,168	14,849	16,079	17,744	19,359
Plus: Pre-development expense	1,854	3,000	4,097	4,214	4,557
Plus: Acquisition costs	2,167	417	2,162	2,162	2,162
Plus: Stock-based compensation	5,950	6,378	5,537	5,425	5,174
Plus: Provision for closed operations and environmental matters	4,693	3,785	12,257	12,046	17,607
Plus/(Less): Foreign exchange loss (gain)	2,680	(4,022)	(4,074)	(24,551)	(25,002)
Less: (Gains) losses on derivative contracts	(1)	(3,341)	(2,460)	(8,252)	(19,946)
(Less)/Plus: Provisional price (gains)/losses	(449)	(627)	985	(634)	(348)
(Less)/Plus: Other	(1,426)	(1,232)	279	2,461	3,449
LTM adjusted EBITDA	$234,019	$176,583	$128,267	$116,835	$128,800
Total debt	$515,757	$517,283	$518,231	$520,496
Less: Cash, cash equivalents and short-term investments	192,378	158,683	134,018	155,209
Net debt	$323,379	$358,600	$384,213	$365,287
Net debt/LTM adjusted EBITDA	1.4	2.0	3.0	3.1

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash provided by operating activities, less additions to properties, plants, equipment and mineral interests and a one-time item for settlement of an insurance policy for reclamation of the Troy Mine. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

Dollars are in thousands	Three Months Ended
	September 30, 2016	September 30, 2015
Cash provided by operating activities	$86,976	$26,795
Less: Additions to properties, plants equipment and mineral interests	(43,276)	(37,127)
Less: Troy reclamation insurance settlement	(16,000)	—
Free cash flow	$27,700	$(10,332)

TABLE A
Assay Results
San Sebastian (Mexico)

Zone	Drill Hole Number	Sample From (ft)	Sample To (ft)	Width (feet)	True Width (feet)	Gold (oz/ton)	Silver (oz/ton)
MIDDLE VEIN	SS-1119	436.9	446.5	9.6	8.6	0.24	50.10
MIDDLE VEIN	SS-1137	512.1	521.2	9.0	8.2	0.24	12.05
MIDDLE VEIN	SS-1138	350.4	353.8	3.4	2.7	0.60	149.29
MIDDLE VEIN	SS-1141	599.2	600.4	1.2	1.0	0.35	12.86
MIDDLE VEIN	SS-1144	360.2	362.2	2.0	1.8	0.05	6.50
MIDDLE VEIN	SS-1155	239.0	243.7	4.7	4.3	0.02	6.63
MIDDLE VEIN	SS-1157	329.3	330.9	1.6	1.4	0.11	38.89
MIDDLE VEIN	SS-1159	357.8	370.7	12.9	11.8	0.02	11.12
NORTH VEIN	SS-1128	271.0	298.6	27.6	22.6	0.09	4.44
NORTH VEIN	SS-1166	232.4	254.2	21.8	20.5	0.17	5.33
NORTH VEIN	SS-1168	203.6	215.1	11.5	10.3	0.18	9.61
NORTH VEIN	SS-1170	246.5	255.8	9.4	9.0	0.05	3.96
NORTH VEIN	SS-1175	231.8	238.5	6.8	6.7	0.11	3.10
NORTH VEIN	SS-1178	353.5	367.0	13.5	12.2	0.02	4.77
NORTH VEIN	SS-1183	427.9	439.5	11.5	8.4	0.02	5.14

Casa Berardi (Quebec)

Zone	Drill Hole Number	Drill Hole Section	Drill Hole Azm/Dip	Sample From	Sample To	True Width (feet)	Gold (oz/ton)	Depth From Mine Surface (feet)
U Principale 121	CBP-0790-135	12160 E	141/-23	182.4	209.3	24.1	0.22	-793.0
121	CBP-0790-145	12106 E	321/64	149.3	199.1	17.4	0.21	-719.0
121	CBP-0790-147	12098 E	321/74	182.4	210.0	10.8	0.23	-713.0
121	CBP-0790-149	12153 E	141/-16	152.2	165.4	8.9	0.36	-783.0
Upper 118-530 Area	CBP-0530-340	11995 E	326/-80	456.0	485.6	15.4	0.47	-674.0
118-41	CBP-0530-342	11988 E	326/-60	237.2	265.4	22.6	0.28	-600.0
118-42	CBP-0530-337	12004 E	353/-62	237.5	263.5	14.1	0.23	-601.0
118-46	CBP-0530-336	12004 E	353/-47	187.7	210.0	19.7	0.20	-579.0
Lower 123-770/870 Area	CBP-0750-003	12378 E	132/74	223.1	252.0	18.4	2.38	-678.0
123-01	CBP-0750-004	12376 E	149/52	147.3	171.3	18.4	0.52	-710.0
123-02	CBP-0870-059	12270 E	184/-30	180.4	203.4	17.4	0.16	-898.0
123-02	CBP-0870-067	12299 E	180/-29	152.6	187.0	31.2	0.37	-895.0
123-02	CBP-0870-071	12315 E	180/-30	163.7	207.0	39.0	0.31	-898.0
123-02	CBP-0870-075	12314 E	181/-37	198.5	231.3	24.3	0.35	-909.0
123-02	CBP-0870-076	12299 E	180/-38	157.5	210.6	50.5	0.31	-905.0
123-02	CBP-0870-078	12269 E	185/-38	214.6	219.8	4.3	0.60	-911.0
123-03	CBP-0770-149	12267 E	175/-20	141.4	150.6	6.6	0.37	-775.0
123-03	CBP-0770-150	12267 E	175/-11	147.3	162.4	13.8	0.34	-768.0
123-03	CBP-0770-155	12280 E	166/-14	215.6	218.8	2.6	0.74	-775.0
123-03	CBP-0770-156	12278 E	166/0	193.9	196.5	2.3	0.99	-759.0
123-03	CBP-0870-064	12285 E	180/-13	87.3	103.0	15.4	0.38	-876.0
123-03	CBP-0870-065	12285 E	179/-1	68.2	78.7	10.2	0.39	-869.0
123-03	CBP-0870-066	12285 E	179/11	104.7	112.2	7.5	0.77	-862.0
123-03	CBP-0870-069	12299 E	179/-6	59.1	78.7	19.4	0.22	-872.0
123-03	CBP-0870-076	12299 E	180/-38	85.3	98.8	10.5	0.20	-888.0
123-03	CBP-0870-077	12285 E	181/-34	134.5	154.2	15.4	0.92	-894.0
123-04	CBP-0770-144	12231 E	204/30	302.5	325.8	21.3	0.20	-713.0
123-04	CBP-0870-069	12299 E	179/-6	187.0	210.0	23.0	0.36	-874.0
123-04	CBP-0870-072	12316 E	180/-19	255.9	276.6	19.7	0.21	-896.0
123-04	CBP-0870-073	12313 E	180/-6	235.6	252.0	16.1	0.42	-877.0
123-04	CBP-0870-077	12285 E	181/-34	280.2	294.3	9.5	0.37	-918.0
123-04	CBP-0870-078	12267 E	185/-38	290.7	310.0	11.2	0.29	-926.0
Upper 123 290/490 Area	CBP-0490-042	12554 E	180/-17	82.0	114.8	28.5	0.24	-495.0
123-05	CBP-0490-043	12555 E	180/-1	84.6	125.0	38.4	0.24	-486.0
123-05	CBP-0490-044	12554 E	180/16	83.7	109.6	25.6	0.42	-477.0
123-05	CBP-0490-056	12495 E	180/63	234.9	253.3	16.1	0.55	-422.0
123-05	CBP-0490-068	12509 E	180/47	180.4	216.5	34.1	0.24	-442.0
123-05	CBP-0490-069	12510 E	180/59	216.5	246.4	24.6	0.23	-426.0
124-30	CBP-0290-299	12796 E	156/-11	237.2	242.5	4.6	0.47	-298.0
124-30	CBP-0290-303	12674 E	180/-6	262.5	275.3	12.5	0.25	-294.0
Surface 134 Area	CBS-16-681	13335 E	360/-55	876.0	895.7	13.1	0.10	-781.0
134 Area	CBS-16-681	13440 E	360/-55	1220.5	1233.6	9.5	0.13	-1053.0
134 Area	CBS-16-688	13335 E	360/-52	790.7	826.8	21.7	0.11	-655.0
134 Area	CBS-16-688	13440 E	360/-52	856.6	870.4	10.5	0.17	-617.0
134 Area	CBS-16-689	13440 E	360/-55	700.8	715.2	10.8	0.13	-515.0
134 Area	CBS-16-691	13230 E	360/-62	802.2	818.2	13.5	0.14	-594.0
134 Area	CBS-16-692	13230 E	360/-50	898.3	915.4	14.8	0.08	-656.0
134 Area	CBS-16-694	13380 E	360/-50	615.2	694.6	69.6	0.10	-459.0
134 Area	CBS-16-695	13380 E	360/-60	639.8	652.9	10.5	0.28	-433.0
134 Area	CBS-16-695	13380 E	360/-60	941.3	970.1	25.3	0.08	-741.0
134 Area	CBS-16-696	13410 E	360/-50	627.3	654.5	24.6	0.07	-449.0
134 Area	CBS-16-697	13335 E	360/-60	702.1	733.3	28.5	0.06	-502.0
134 Area	CBS-16-697	13335 E	360/-60	155.5	180.4	15.7	0.09	-144.0

Greens Creek (Alaska)

Zone	Drill Hole Number	Drillhole Azm/Dip	Sample From	Sample To	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Zinc (%)	Lead (%)	Depth From Mine Portal (feet)
Gallagher Lower Trend	GC4347	311/-85	533.70	544.30	9.9	28.23	0.22	1.54	0.80	-1243
			549.30	558.50	8.6	18.10	0.08	1.59	0.85	-1258
			563.50	574.70	10.0	40.09	0.06	5.78	2.94	-1273
	GC4353	063/-87	465.10	468.10	2.9	25.56	0.00	0.72	0.35	-1176
East Ore	GC4333	063/12	553.40	571.50	16.5	9.50	0.04	18.44	5.15	57
9A	GC4335	063/57	283.10	287.20	3.6	6.85	0.02	19.40	4.55	-85
			305.10	309.20	3.6	16.11	0.02	10.83	2.25	-67
			352.70	369.00	15.3	21.65	0.03	20.73	7.00	-28
	GC4337	002/67	376.00	385.00	4.9	25.19	0.03	15.64	5.06	26
			399.60	401.50	1.4	14.39	0.02	17.37	6.96	47
	GC4338	063/37	521.20	537.00	3.0	36.15	0.14	10.17	4.36	246
	GC4339	020/63	291.60	297.20	5.6	23.04	0.13	12.61	6.21	-61
			307.60	311.50	3.8	14.81	0.04	26.67	11.61	-47
			319.90	326.60	6.5	15.11	0.23	16.45	8.40	-36
			335.30	340.30	4.3	7.14	0.07	8.29	3.04	-22
			342.30	351.00	2.4	13.22	0.08	8.12	3.77	-16
	GC4340	063/22	372.90	376.10	2.7	33.74	0.03	10.09	5.17	81
			386.60	389.00	1.6	21.00	0.04	5.85	3.07	86
			404.80	408.50	1.6	9.91	0.05	3.52	1.97	93
	GC4341	031/57	295.30	313.10	17.0	10.99	0.03	6.52	2.32	-73
	GC4342	063/27	483.70	485.70	1.6	14.03	0.03	6.44	1.66	155
	GC4343	038/50	314.10	315.40	1.1	12.48	0.05	13.17	2.92	-85
			323.80	327.70	3.3	11.23	0.02	14.11	4.93	-77
			341.30	348.40	5.7	12.40	0.05	21.44	6.88	-65
			370.00	375.00	4.8	12.64	0.01	6.33	3.50	-43
	GC4344	063/68	476.70	478.70	1.7	17.23	0.00	0.05	0.02	124
	GC4346	063/48	378.30	396.70	13.5	15.10	0.02	23.22	12.05	-47
	GC4349	038/47	305.40	316.50	11.1	17.36	0.04	14.81	6.08	-105
			337.60	342.60	4.7	10.36	0.02	18.67	5.12	-82
	GC4350	042/37	313.00	347.30	33.4	8.44	0.03	21.28	6.34	-138
	GC4354	044/-3	309.00	312.50	0.5	54.89	0.72	17.06	12.13	-350
			413.60	418.60	4.6	12.23	0.00	6.71	2.82	-357
	GC4357	063/-32	261.60	263.20	1.4	30.69	0.08	18.01	9.62	-474
	GC4386	076/-23	256.40	262.50	5.4	23.27	0.29	3.18	1.77	-442
			271.60	274.60	3.0	11.61	0.07	0.57	0.37	-448
LOWER NWW	GC4364	063/-80	147.70	151.90	4.2	26.12	0.08	5.78	2.81	-670
			228.60	232.30	3.6	11.92	0.04	15.18	6.85	-632
	GC4366	063/-48	225.40	227.00	1.3	15.80	0.27	19.00	9.04	-584
	GC4368	243/-48	285.00	290.00	3.3	22.30	0.04	1.63	0.97	-628
			345.80	351.70	4.2	21.66	0.05	5.30	2.93	-673
	GC4370	063/-68	168.80	173.80	4.5	10.13	0.07	1.14	0.39	-576
			193.80	195.60	1.8	16.59	0.04	8.60	4.37	-599
	GC4377	243/-30	86.20	100.70	6.6	7.37	0.02	13.23	2.62	-463
			424.70	432.10	3.8	42.17	0.20	7.83	2.59	-637
	GC4380	243/-49	213.10	228.30	10.0	55.28	0.51	4.09	2.26	-582
			348.20	374.70	6.4	19.10	0.19	4.94	2.54	-685
			398.30	407.40	1.9	55.89	0.47	14.10	7.21	-723
	GC4384	243/-50	338.70	339.70	0.9	18.26	0.06	22.33	8.37	-685
			374.30	375.40	0.8	15.14	0.04	17.85	8.42	-712
			388.70	389.70	1.0	18.71	0.08	21.76	10.80	-723
			395.00	401.50	5.7	10.96	0.06	20.90	6.35	-728
UPPER SOUTH WEST	GC4382	242/31	394.70	415.00	13.3	46.85	0.03	15.06	7.92	-208
			523.70	531.60	6.0	32.66	0.01	0.94	0.41	-144
			537.00	544.50	5.2	24.29	0.02	4.71	2.32	-138

CONTACT:
Hecla Mining Company
Mike Westerlund, 800-HECLA91 (800-432-5291)
Vice President - Investor Relations
hmc-info@hecla-mining.com
http://www.hecla-mining.com